Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-260914 and 333-262585 on Form S-8 of our report dated February 28, 2022, relating to the financial statements of Loyalty Ventures Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Loyalty Ventures Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Dallas, Texas
February 28, 2022